                                                                  Exhibit 12


           AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
          Computation of Ratio of Earnings to Fixed Charges
                             (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2005          2004
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $189,655      $164,308
  Interest expense                                     196,460       137,661
  Implicit interest in rents                             4,708         4,590

Total earnings                                        $390,823      $306,559


Fixed charges:
  Interest expense                                    $196,460      $137,661
  Implicit interest in rents                             4,708         4,590

Total fixed charges                                   $201,168      $142,251


Ratio of earnings to fixed charges                        1.94          2.16